Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Metaldyne Corporation:

We consent to the inclusion of our report dated January 26, 2000, with respect to the consolidated balance sheets of Simpson Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the Amendment No. 1 to the Registration Statement on Form S-1 of Metaldyne Corporation dated April 23, 2001.

KPMG LLP

Detroit, Michigan
April 23, 2001